UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information required in Item 1.01 is included in Item 2.01 and Item 2.03 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 9, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) purchased a shopping center containing 105,834 rentable square feet located on approximately 16.0 acres of land in Glen Burnie, Maryland (“Burwood Village Center”) for approximately $16.60 million, exclusive of closing costs. The acquisition was funded with proceeds of approximately $11.97 million from a revolving credit facility (the “Burwood Credit Facility,” which is described further in Item 2.03 below) and proceeds of approximately $4.63 million from the Company’s ongoing public offering. Burwood Village Center was constructed in 1975. Burwood Village Center was purchased from Burwood Village Center MZL LLC, which is not affiliated with the Company or the Company’s advisor or sub-advisor.

Burwood Village Center is approximately 98.3% leased to 18 tenants. The largest tenant at Burwood Village Center is Food Lion, which occupies approximately 35.6% of the rentable square feet at Burwood Village Center. Other featured tenants at Burwood Village Center include Dollar General, CVS Pharmacy and Dunkin Donuts. The current aggregate annual base rent for the tenants of Burwood Village Center is approximately $1.44 million and the current weighted-average remaining lease term for the tenants is approximately 7.5 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $13.90 per square foot.

Based on the current condition of Burwood Village Center, the Company does not believe that it will be necessary to make significant renovations to Burwood Village Center. The Company’s management believes that Burwood Village Center is adequately insured.

The weighted-average year-one yield of real estate properties the Company has acquired during the 12 months ending November 9, 2011, including Burwood Village Center, is approximately 8.4%. The year-one yield is equal to the estimated first-year net operating income of the property divided by the purchase price of the property, excluding closing costs and acquisition fees. Estimated first-year net operating income on the Company’s real estate investments is total estimated gross income (rental income, tenant reimbursements, parking income and other property-related income) derived from the terms of in-place leases at the time the Company acquires the property, less property and related expenses (property operating and maintenance expenses, management fees, property insurance and real estate taxes) based on the operating history of the property. Estimated first-year net operating income excludes other non-property income and expenses, interest expense from financings, depreciation and amortization and company-level general and administrative expenses. Historical operating income for these properties is not necessarily indicative of future operating results.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

Burwood Credit Facility

On November 9, 2011, the Company, through Burwood Station LLC (“Burwood Station”), a wholly owned subsidiary of Phillips Edison – ARC Shopping Center Operating Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into the Burwood Credit Facility with PNC Bank, N.A., an unaffiliated entity, as lender (“PNC”), to borrow up to $11.97 million. The amount advanced under the Burwood Credit Facility was used to fund acquisition and acquisition-related costs of Burwood Village Center.

The Burwood Credit Facility matures on November 1, 2013. The Company may extend the maturity date to November 1, 2014 upon payment of an extension fee equal to 0.25% of the amount outstanding under the credit Facility on November 1, 2013. The Burwood Credit Facility bears interest at the one-month LIBOR plus 2.25% to 2.50%, depending on the amount outstanding and the debt yield achieved. In addition, the Company incurred certain closing costs in connection with the Burwood Credit Facility, including a fee equal to 0.50% of the credit facility amount, which fee was payable to PNC.

The Burwood Credit Facility requires monthly payments of accrued unpaid interest. Beginning on May 1, 2013 and continuing through the maturity date, the Burwood Credit Facility will be reduced by $19,660 per month, which may require the Company to make monthly principal payments (depending on the then-outstanding borrowings under the credit facility), in addition to continued monthly interest payments. The Company has the right to prepay any outstanding amounts at any time in whole or in part without premium or penalty. The Burwood Credit Facility is secured by a first mortgage lien on the assets of Burwood Village Center including the land, fixtures, improvements, leases, rents and reserves. The Operating Partnership has guaranteed 25% of Burwood Station’s obligations under the Burwood Credit Facility.

The Burwood Credit Facility contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, all as set forth in the Burwood Credit Facility. The Company is currently in compliance with all such covenants.

Item 8.01. Other Events

On November 10, 2011, the Company issued a press release announcing its acquisition of Burwood Village Center.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements and Businesses Acquired

Since it is impracticable to provide the required financial statements for the acquired real properties described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 20, 2012, by amendment to this Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above

(c) Exhibits

99.1	Press Release dated November 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: November 10, 2011	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

Exhibit No.	Description

Ex. 99.1	Press Release dated November 10, 2011